AGREEMENT AND PLAN OF MERGER

       This Agreement and Plan of Merger (the "Agreement") is made as of December 23, 1997, by and among Daedalus Enterprises, Inc., a Delaware corporation ("DEI"), DEI Merger Sub, Inc., a Virginia corporation and wholly owned subsidiary of DEI ("Merger Sub"), and S. T. Research Corporation, a Virginia corporation ("STR"). DEI, Merger Sub and STR may be referred to individually as a "Party" or collectively as the "Parties".

                          W I T N E S S E T H

       WHEREAS, STR, Merger Sub and DEI desire that Merger Sub merge with and into STR (the "Merger"), with STR being the surviving corporation of the Merger;

       WHEREAS, DEI, Merger Sub and STR desire to make certain representations, warranties, covenants and agreements in connection with the Merger; and

       WHEREAS, the Merger is intended to constitute a tax-free reorganization as described in Section 368 of the Code.

       NOW, THEREFORE, subject to the terms and conditions of this Agreement and the Articles of Merger to be filed in the Commonwealth of Virginia in order to effectuate the Merger, and in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Parties hereby agree as follows:

1. DEFINITIONS. For purposes of this Agreement, the following capitalized terms will have the following meanings:

       "Acquisition Proposal" has the meaning set forth in Section 5.7.

       "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

       "Agreement" has the meaning set forth in the Preamble to this Agreement.

       "Articles of Merger" means the Articles of Merger to be filed with the Virginia State Corporation Commission setting forth the terms of the Merger.

       "Balance Sheet" has the meaning set forth in Section 4.1(h).

       "Certificate" has the meaning set forth in Section 3.1(a).

       "Closing" has the meaning set forth in Section 8.1.

       "Closing Date" has the meaning set forth in Section 8.1.

       "Code" means the Internal Revenue Code of 1986, as amended.

       "Constituent Corporations" has the meaning set forth in Section
2.1(b).

       "DEI" has the meaning set forth in the Preamble to this Agreement.

       "DEI Amended Certificate" means the Amended and Restated Certificate of Incorporation of DEI in the form attached as Exhibit 5.2.

       "DEI Balance Sheet" has the meaning set forth in Section 4.2(o).

       "DEI Common Stock" means the common stock, $.01 par value, of DEI.

       "DEI License Agreement" has the meaning set forth in Section 4.2(l).

       "DEI SEC Documents" has the meaning set forth in Section 4.2(d).

       "DEI Share" means any share of DEI Common Stock.

       "DEI Subsidiaries" has the meaning set forth in Section 4.2(b).

       "DGCL" means the Delaware General Corporation Law.

       "Dissenters' Shares" has the meaning set forth in Section 3.1(e).

       "Effective Time" has the meaning set forth in Section 2.2(a).

       "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan, including medical, dental, disability and other welfare benefits plan, and material fringe benefit plan or program, (e) employee, severance and termination agreements and arrangements, and (f) all plans, programs and arrangements with respect to stock options, restricted stock, phantom stock and other stock-based or stock-related compensation.

       "Employee Pension Benefit Plan" has the meaning set forth in Section 3(2) of ERISA.

       "Employee Welfare Benefit Plan" has the meaning set forth in Section 3(1) of ERISA.

       "Employment Agreement" means an employment agreement in the form attached hereto as Exhibit 8.2(a)(iii).

       "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

       "ERISA" means the Employee Retirement Income Security Act of 1974 (including any amendments thereof, and the regulations and published interpretations thereunder).

       "Exchange Act" means the Securities Exchange Act of 1934, as amended.

       "Exchange Agent" means American Stock Transfer and Trust Company.

       "Financial Statements" has the meaning set forth in Section 4.1(f).

       "GAAP" means United States generally accepted accounting principles, as in effect from time to time.

       "Higher Offer" has the meaning set forth in Section 5.7.

       "Intellectual Property Rights" means all of the right, title and interest of the party in and to (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

       "Knowledge" means present actual knowledge, without independent investigation.

       "Liability" means any liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

       "License Agreement" has the meaning set forth in Section 4.1(l).

       "Merger" has the meaning set forth in the first recital to this Agreement.

       "Merger Consideration" has the meaning set forth in Section 3.1(a).

       "Merger Sub" has the meaning set forth in the Preamble to this Agreement.

       "Multiemployer Plan" has the meaning set forth in Section 3(37) of ERISA.

       "Ordinary Course of Business" means the ordinary course of business consistent with current and past custom and practice (including with respect to quantity and frequency).

       "Party" and "Parties" have the meaning set forth in the Preamble of this Agreement.

       "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or association, or a governmental entity (or any department, agency, or political subdivision thereof).

       "SEC" means the U.S. Securities and Exchange Commission.

       "Securities Act" means the Securities Act of 1933, as amended.

       "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

       "STR" has the meaning set forth in the Preamble to this Agreement.

       "STR Share" means any share of STR common stock, $.10 par value.

       "Subject Company" has the meaning set forth in Section 5.11.

       "Surviving Corporation" has the meaning set forth in Section 2.1(a).

       "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

       "VSCA" means the Virginia Stock Corporation Act.

2.     MERGER.

       2.1     The Merger.

               (a) Subject to the terms and conditions of this Agreement, the Articles of Merger, the DGCL and the VSCA, at the Effective Time (as defined in Section 2.2(a) below) (i) Merger Sub will be merged with and into STR and (ii) the separate corporate existence of Merger Sub will cease and STR will continue as the "Surviving Corporation".

               (b) At the Effective Time (i) the Surviving Corporation will continue its corporate existence under the laws of the Commonwealth of Virginia and will possess all of the rights, privileges, immunities, powers, franchises and purposes of STR and Merger Sub immediately prior to the Merger (STR and Merger Sub will sometimes be referred to in this Agreement as the "Constituent Corporations"), (ii) all property of the Constituent Corporations will be the property of the Surviving Corporation and (iii) the Surviving Corporation will, by operation of law, assume all of the liabilities and obligations of the Constituent Corporations.

               (c) The Articles of Incorporation of STR in effect at and as of the Effective Time will remain the Articles of Incorporation of the Surviving Corporation without any modification or amendment in the Merger.

                (d) The Bylaws of STR in effect at and as of the Effective Time will remain the Bylaws of the Surviving Corporation without any modification or amendment in the Merger.

               (e) The existing directors and officers of STR in office immediately prior to the Effective Time will remain the directors and officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation, bylaws and applicable law.

       2.2     Effectiveness of the Merger.

               (a) The Articles of Merger will be filed with the Virginia State Corporation Commission on the day of the Closing or as soon thereafter as is practicable. The Merger will become effective at the time at which the Articles of Merger are filed with the Virginia State Corporation Commission, or at such later time as is agreed upon by the Parties and specified in the Articles of Merger (the "Effective Time").

               (b) If, at any time after the Effective Time, the Surviving Corporation will consider or be advised that any further deeds, assignments or other things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Constituent Corporations acquired or to be acquired by reason or as a result of, the Merger, the Constituent Corporations and their officers and directors, on behalf of the Constituent Corporations, to the extent permitted by law, will execute and deliver all such deeds and assignments and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Corporations or otherwise to take any and all such actions.




3.     MERGER CONSIDERATION.

       3.1 Merger Consideration and Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

               (a) Each STR Share issued and outstanding at the Effective Time, other than Dissenters' Shares (as defined in Section 3.1(e)), shall be converted into the right to receive 2.58 DEI Shares in accordance with Section 3.2 (the "Merger Consideration"). At the Effective Time, each STR Share shall cease to be outstanding, shall automatically be canceled and retired and shall cease to exist. Each holder of a stock certificate which immediately prior to the Effective Time represented outstanding STR Shares (a "Certificate") shall cease to have any rights with respect thereto except the right to receive, without interest, the Merger Consideration upon the surrender of such Certificate in accordance with
Section 3.2. No transfers of the STR Shares shall be made on the stock transfer books of STR at or after the Effective Time.

               (b) Each STR Share issued and held by STR immediately prior to the Effective Time, if any, shall cease to be outstanding, shall automatically be canceled and retired without payment of any consideration therefor and shall cease to exist.

               (c) DEI Shares issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be unaffected by the Merger. Outstanding certificates representing DEI Shares will continue to represent the number of shares of common stock of DEI following the Effective Time and need not be exchanged for new certificates of DEI by any holders thereof.

               (d) Each share of common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into the same number of shares of common stock of the Surviving Corporation.

               (e) Notwithstanding anything in this Agreement to the contrary, the STR Shares which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who do not vote in favor of the approval and adoption of this Agreement and who comply with all of the relevant provisions of Sections 13.1-729 through 13.1-741 of the VSCA (the "Dissenters' Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration. Dissenters' Shares shall, from and after the Effective Time, no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of Dissenters' Shares shall thereafter cease to have any rights with respect to such Shares except the right, if any, to receive payment pursuant to the relevant provisions of Sections 13.1-729 through 13.1-741 of the VSCA. If any holder of STR Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the STR Shares held thereby shall thereupon be treated as though converted into the Merger Consideration pursuant to Section 3.1(a) and such shares shall be deemed not to be Dissenters' Shares. Any Merger Consideration otherwise to have been paid to holders of Dissenters' Shares shall be retained by DEI.

               (f) Any option outstanding at the Effective Time to purchase DEI Shares shall be unaffected by the Merger unless the terms of the agreement evidencing such option provide otherwise. Each and every option outstanding at the Effective Time to purchase STR Shares shall automatically, at the Effective Time, become an option to purchase a number of DEI Shares equal to the product of (i) the number of STR Shares for which the option is exercisable, multiplied by (ii) the Merger Consideration to be exchanged for each STR Share in the Merger. The terms of options to purchase STR Shares shall not otherwise be affected or modified as a result of the Merger.

       3.2 Exchange of Certificates; Transmittal Letter. (a) Promptly after the Effective Time, DEI shall mail or cause to be mailed to each holder of record (other than STR and holders of Dissenters' Shares) of a Certificate or Certificates (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the Shares represented by such Certificates the Merger Consideration and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, such Certificates shall represent solely the right to receive the Merger Consideration as contemplated by Section 3.1(a) with respect to each of the STR Shares represented thereby.

               (b) No dividends or other distributions that are declared after the Effective Time on DEI Shares and payable to the holders of record thereof after the Effective Time will be paid to persons entitled by reason of the Merger to receive DEI Shares until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the DEI Shares are issued any dividends or other distributions having a record date after the Effective Time and payable with respect to such DEI Shares between the Effective Time and the time of such surrender. After such surrender there shall be paid to the person in whose name the DEI Shares are issued any dividends or other distributions on such DEI Shares which shall have a record date after the Effective Time and prior to such surrender and a payment date after such surrender and such payment shall be made on such payment date. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. Notwithstanding the foregoing, neither the Exchange Agent nor any Party hereto shall be liable to any holder of STR Shares for any DEI Shares or dividends thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the DEI Shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such DEI Shares for the account of the persons entitled thereto.

               (c) If any certificate representing DEI Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such DEI Shares in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

               (d) If a Certificate is lost or destroyed, the registered owner thereof shall be entitled to receive the Merger Consideration to which such registered owner would otherwise be entitled on the surrender of such Certificate by presenting an affidavit to DEI or the Exchange Agent attesting to the loss or destruction of such Certificate. DEI or the Exchange Agent may require such registered owner, as a condition precedent to receiving the Merger Consideration, to furnish DEI or the Exchange Agent with a bond or agreement of indemnity, in such form and amount and with such sureties, or without sureties, as DEI or the Exchange Agent may direct or approve.

               (e) No certificates or scrip representing a fraction of a DEI Share shall be issued upon the surrender of Certificates for exchange pursuant to this Section. In lieu of any such fractional shares, each holder of STR Shares shall be entitled to receive a cash payment in an amount equal to the product of (i) the fractional interest of a DEI Share to which such holder would have been entitled (computed based upon the aggregate number of STR Shares owned by such holder and the aggregate number of DEI Shares to which such holder is entitled) and (ii) the average of the published bid and asked prices per DEI Share for the trading day immediately prior to the Effective Time.

4.     REPRESENTATIONS AND WARRANTIES.

       4.1 Representations and Warranties of STR. STR represents and warrants to DEI and Merger Sub as follows:

               (a) Authorization of Transaction. STR has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approval of its shareholders, to consummate the transactions contemplated hereby and thereby and perform its obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of STR enforceable in accordance with its terms and conditions. Except for the filing of the Articles of Merger with the Virginia State Corporation Commission, STR is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

               (b) Organization and Qualification. (i) STR is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Virginia. STR is duly authorized to conduct its business and is in good standing as a foreign corporation under the laws of each jurisdiction where the failure to be so authorized and in good standing, in the aggregate for all such failures, could reasonably be expected to have a material adverse effect on STR. Such jurisdictions are listed on Schedule 4.1(b)(i). STR has all licenses, permits, and authorizations necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it. Schedule 4.1(b)(i) also lists the directors and officers of STR. STR has delivered to DEI correct and complete copies of the Articles of Incorporation and Bylaws of STR (as amended to the date hereof). STR is not in violation of any provision of its Articles of Incorporation or Bylaws.

                      (ii) Except as set forth in Schedule 4.1(b)(ii), STR does not own and has never owned, directly or indirectly, a 50% or greater interest in the outstanding voting securities of any Person.

               (c) Noncontravention. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which STR is subject or any provision of its Articles of Incorporation or Bylaws,
(ii) except as set forth in Schedule 4.1(c), result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which STR is a party or by which it is bound or to which any of its assets is subject or (iii) result in the imposition of any Security Interest upon any of STR's assets.

               (d) Capitalization. The entire authorized capital stock of STR consists of 3,000,000 shares of STR Common Stock, of which 723,786 shares are issued and outstanding, and 140 shares of STR's preferred stock, none of which are issued and outstanding. Each of the holders of STR Shares owns the STR Shares free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws). All of the issued and outstanding STR Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the shareholders and in the amounts listed in Schedule 4.1(d) to this Agreement. Except as set forth on Schedule 4.1(d), STR has no outstanding subscriptions, warrants, options, rights, convertible securities or other agreements or commitments obligating STR to issue any additional shares.
STR holds 418 of its authorized shares in treasury.

               (e) Equity Interests. Except as set forth in Schedule 4.1(e), STR does not control, directly or indirectly, or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association.

               (f) Financial Statements. Attached as Schedule 4.1(f) are the following financial statements of STR (collectively the "Financial Statements"): (i) an audited balance sheet as of September 30, 1997 and 1996 and related statements of operations, stockholders' equity and cash flows for the fiscal years ended September 30, 1997, 1996 and 1995 for STR. The Financial Statements have been prepared in accordance with GAAP and present fairly the financial condition of STR as of such dates and the results of operations of STR for such periods. The Financial Statements are correct and complete, to the extent required by GAAP, and are consistent with the books and records of STR (which books and records are correct and complete).

               (g) Subsequent Events. Except as set forth in Schedule 4.1(g), since September 30, 1997, STR has not:

                      (i) issued, sold, purchased or redeemed any shares of its capital stock; granted any stock options or made any other commitment to issue or sell shares of its capital stock; amended its Articles of Incorporation or Bylaws; or declared, set aside or made any payment or distribution upon its capital stock;

                      (ii) incurred any liability or obligation under agreements or otherwise, except current liabilities entered into or incurred in the Ordinary Course of Business; issued any notes or other corporate debt securities; or waived any of its rights;

                      (iii) mortgaged, pledged or subjected to any lien any asset or, except in the Ordinary Course of Business, entered into any lease of real property, machinery, equipment or buildings, or sold or transferred any intangible asset;

                      (iv) effected any increases in salary, wage or other compensation of any kind, whether current or deferred, to any officer, employee, agent, broker or consultant, other than routine increases in the Ordinary Course of Business; entered into any salary, wage or other compensation agreement with a term of one year or longer with any employee or made any contribution to any trust or plan for the benefit of employees except as required by the terms thereof as now in effect;

                      (v) entered into any material transaction other than in the Ordinary Course of Business;

                      (vi) suffered any damage, destruction or loss to any of its properties or assets (whether or not covered by insurance);

                      (vii) suffered any adverse changes which in the aggregate have had or are reasonably likely to have a material adverse effect on the business, financial condition or prospects of STR; or

                      (viii) become (A) subject to any outstanding injunction, judgment, order, decree, ruling or charge or (B) a party or, to the Knowledge of STR, is threatened to be made a party, to any action, suit, proceeding, hearing, or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction of before any arbitrator.

               (h) Undisclosed Liabilities. STR does not have any Liability, except for (i) Liabilities set forth on the audited balance sheet of STR as of September 30, 1997 (the "Balance Sheet") and (ii) Liabilities which have arisen after September 30, 1997 in the Ordinary Course of Business (none of which liabilities resulted from, arose out of, relate to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, violation of law or provisions in the Articles of Incorporation or bylaws of STR providing for indemnification of directors, officers or employees).

               (i)    Legal Compliance; Licenses and Authorizations.

                      (i) STR has complied in all material respects with all applicable laws, statutes, rules, regulations and orders of federal, state, local, and foreign governments (and all agencies thereof), including, without limitation, all Environmental, Health and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

                      (ii) STR holds all licenses and other permits and authorizations necessary for the operation of the business of STR as presently conducted and such licenses, permits and authorizations will be in full force and effect for the entire duration of their respective unexpired license terms, unimpaired by any acts or omissions of STR, except for such licenses, permits and authorizations with respect to which the failure of STR to hold such licenses, permits and authorizations would not have a material adverse effect on STR. There is not now pending or, to the Knowledge of STR, threatened any action by the grantor of any such license, permit or authorization to revoke, cancel or refuse to renew any such license, permit or authorization.

               (j) Tax Returns and Taxes. (i) STR has filed all federal, state, local and other Tax returns and reports which are required to be filed; (ii) STR has paid all Taxes, interest, penalties, assessments and deficiencies due or assessed pursuant to such returns; (iii) STR has not received any notice of assessment of additional Taxes or executed or filed with any taxing authority any agreement extending the period of assessment of any Taxes; (iv) there are no claims, examinations, proceedings or proposed deficiencies for Taxes pending or, to the Knowledge of STR, threatened against STR; (v) STR is current in the payment of all withholding and other employee taxes which are due and payable; (vi) there are no Tax liens on any of the assets or properties of STR; (vii) the accruals for Taxes contained in the Balance Sheet are adequate to cover all liabilities for Taxes of STR for all periods ending on or before the date of such statement; (viii) all Taxes for periods beginning after the date of such statement up to the Closing have been paid or are adequately reserved against on the books of STR; (ix) STR has not been audited by the Internal Revenue Service, has not received any notice of an audit and has not been threatened with an audit.

               (k) Litigation. None of STR or any director or officer of STR is (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) a party or, to the Knowledge of STR, threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. No director or officer of STR has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against STR.

               (l)    Intellectual Property. Except as set forth in
Schedule 4.1(l), STR does not hold, own or use any domestic or foreign patents and registered trademarks, tradenames and service marks, or patent, trademark, tradename and service mark applications filed in connection with the business of STR. Set forth on Schedule 4.1(l) is a correct and complete list of all license and other agreements allowing STR to use intellectual property rights of third parties in the United States or foreign countries entered into by STR or affecting the business of STR (the "License Agreements"). Except as set forth on Schedule 4.1(l), (y) STR has and owns all right, title and interest in and to all of the Intellectual Property Rights (including the exclusive right to use, sell, license or dispose of such rights and to bring actions for infringement thereof) which are required or necessary for STR to conduct its business in the normal course in accordance with past practice, free and clear of any claims, liens, licenses or encumbrances and (z) no Person has a right to receive a royalty or similar payment in respect of any of the Intellectual Property Rights. STR has no Knowledge of and has not received any notice of any infringements of, or claims or assertions of infringement of, any of the Intellectual Property Rights, and STR has not taken or omitted to take any action which would have the effect of waiving any of its rights relating to any of the Intellectual Property Rights. There have been no claims and, to the Knowledge of STR, there is no basis for any claim challenging the scope, validity or enforceability of any of the Intellectual Property Rights which are material to the conduct of STR's business. The manufacture, sale or use of any products now or heretofore manufactured or sold by STR did not and does not infringe (nor has any claim been made that any such action infringes) the intellectual property rights of others. Each of the License Agreements is in full force and effect and there has occurred no default which is continuing in respect of any License Agreement.

               (m) Tangible Assets. STR owns or leases all buildings, machinery, equipment, and other tangible assets used in the conduct of its business as presently conducted, free and clear of all liens and encumbrances except as set forth on Schedule 4.1(m). Each such tangible asset is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

               (n) Contracts. Except as set forth on Schedule 4.1(n), STR is not a party to any outstanding:

                      (i) written contract (or collective bargaining agreement) with any labor union or representative of employees;

                      (ii) written or oral commitment, contract, or agreement involving an obligation or liability on the part of STR of more than $10,000 (excluding orders for the purchase of standard products and services from STR accepted in the Ordinary Course of Business and providing for prevailing prices and customary conditions of sale);

                      (iii) written or oral lease of real property or personal property;

                      (iv) written or oral agreement, contract or commitment containing any covenant limiting the freedom of STR to engage in any line of business or compete with any Person;

                      (v)     written or oral employment, consulting,
sales representative, agency or distributor agreement that is not cancelable by STR pursuant to its stated terms on notice of not longer than three months and without liability, penalty or premium;

                      (vi) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other plan or arrangement for the benefit of its current or former directors, officers and employees;

                      (vii)   written or oral agreement or contract
relating to any indebtedness or the mortgaging, pledging or the placing of a lien on any of the properties or assets of STR which is not reflected in the Financial Statements;

                      (viii)  guaranty of any obligation;

                      (ix)    loans to or from officers, directors or
affiliates;

                      (x) any agreement with any shareholder of STR or any of its affiliates; or

                      (xi) any other written or oral agreement which is material to the operations or business prospects of STR.

STR has delivered to DEI a correct and complete copy of each written agreement listed in Schedule 4.1(n) (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 4.1(n). With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect, (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time could constitute a breach or default, or permit termination, modification, or acceleration, under the agreement and (D) no party has repudiated any provision of the agreement. Except as set forth in
Schedule 4.1(n), no contract or agreement described in Schedule 4.1(n) requires the consent of any party to the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

               (o)    Notes and Accounts Receivable.   Except as set
forth in Schedule 4.1(o), all notes and accounts receivable of STR are reflected properly on its books and records, are subject to no known setoffs or counterclaims, are current and collectible, subject only to the reserve for bad debts set forth on the face of the Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of STR.


               (p)    Inventories.    (i) All inventory of STR,
including, without limitation, raw materials, work in process, finished goods, returned products, goods in transit and all other materials used or consumed in their business and reflected on the Balance Sheet: (A) was acquired and has been maintained in the Ordinary Course of Business; (B) is of good and merchantable quality; (C) consists substantially of a quality, quantity and condition usable, leasable or saleable in the Ordinary Course of Business; (D) is valued at reasonable amounts based on the Ordinary Course of Business during the past six months; and (E) is not subject to any write-down or write-off. (ii) STR is not under any Liability or obligation with respect to the return of inventory in the possession of wholesalers, retailers or other customers. (iii) All inventory has been valued on the Balance Sheet and on STR's records and books of account at the lower of cost (determined on a first in, first out basis) or market value on a basis consistent with that reflected in the Financial Statements. (iv) Obsolete inventory and inventory of below-standard quality has been written down to amounts not in excess of realizable market value. (v) All of the work-in-process, raw materials and supplies inventory can be used or consumed in the Ordinary Course of Business and are not in amounts in excess of normal requirements. (vi) Since the date of the Balance Sheet, there has been no change in the amount of inventory except changes as a result of the purchase and sale of, or adjustment to, inventory in the Ordinary Course of Business, including, but not limited to, established seasonal patterns.

               (q) Insurance. Set forth on Schedule 4.1(q) is a complete and correct list of all policies of insurance of STR, indicating for each policy the carrier, risks insured against, coverage limits, deductible amounts, premium rate, expiration date, all outstanding claims thereunder and whether the terms of such policy provide for retrospective premium adjustments. All such policies are outstanding and in full force and effect.

               (r)    [reserved]

               (s) Payments. STR has not directly or indirectly, nor has any agent, representative or employee of STR, directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the operations of STR and which is, or may be with the passage of time or discovery, illegal under any federal, state or local law (including, without limitation, the U.S. Foreign Corrupt Practices Act) or any other country having jurisdiction. STR has not participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers and STR has at all times done business in an open and ethical manner.

               (t)    Employee Benefits.

                      (i) Schedule 4.1(t) to this Agreement lists each Employee Benefit Plan that STR maintains or to which it contributes.

                              (A)     Each such Employee Benefit Plan
(and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with its underlying documents, the applicable requirements of ERISA, the Code, and other applicable laws.

                              (B)     All applicable disclosure and
filing requirements have been timely satisfied in all material respects with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                              (C)     All premiums or other payments for
all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                              (D)     With respect to each such Employee
Benefit Plan, STR has delivered to DEI correct and complete copies of the plan documents and summary plan descriptions, the most recent Form 5500 Annual Report, if applicable, and all related insurance contracts, or trust or other funding agreements which, if applicable, implement each such Employee Benefit Plan.

                      (ii) STR does not contribute to, has never contributed to, nor has ever been required to contribute to any Multiemployer Plan, and has no Liability (including withdrawal Liability) under any Multiemployer Plan.

                      (iii)   STR does not maintain, has never
maintained, does not contribute, has never contributed, nor has ever been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

                      (iv)    There is no litigation, disputed claim
(other than routine claims for benefits), governmental proceeding, audit, inquiry or investigation pending or, to the Knowledge of STR, threatened with respect to any such Employee Benefit Plan, its related assets or trusts, or any fiduciary, administrator or sponsor of such Employee Benefit Plan.

                      (v) Except as disclosed in Schedule 4.1(t), with respect to each Employee Pension Benefit Plan:

                              (A)     each such plan which is intended to
qualify as a tax-qualified retirement plan under Code Section 401(a) has received a favorable determination letter(s) from the Internal Revenue Service (copies of which have been delivered to DEI) as to qualification of such plan covering the period from its adoption through the Closing Date; all amendments required to maintain such qualification have been timely adopted; nothing has occurred, whether by action or failure to act, which has resulted in or could cause the loss of such qualification (whether or not eligible for review under the Internal Revenue Service's Closing Agreement Program, Voluntary Compliance Resolution program or any similar governmental agency program); and each trust thereunder is exempt from tax pursuant to Code Section 501(a);

                              (B)     no event has occurred and no
condition exists relating to any such plan that would subject STR or DEI to any tax under Code Sections 4972 or 4979, or to any Liability under ERISA
Section 502; and

                              (C)     neither any such plan nor any other
Person has engaged in a "prohibited transaction" (as defined in ERISA
Section 406 or Code Section 4975) with respect to such Plan, for which no individual or class exemption exists.

               (u) Insider Interests. Except as set forth on Schedule 4.1(u), (i) no officer or director of STR, nor any shareholder of STR, has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of STR, and (ii) no such person has any business relationship with STR, except as an officer, employee, director or shareholder thereof.

               (v) Brokers' Fees. STR has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

               (w)    Form S-4 Registration Statement.   None of the
information supplied or to be supplied by STR for inclusion or incorporation by reference in the Form S-4 registration statement (including the joint proxy statement contained therein) to be filed with the SEC pursuant to
Section 5.10 hereof will, on the date the joint proxy statement (including any amendment or supplement thereto) is first mailed to stockholders and at the time of the meeting of STR's stockholders and the time of the meeting of DEI's stockholders to approve this Agreement, or, in the case of the Form S-4 registration statement, at the time it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

               (x)    Anti-Takeover Statutes.  No "fair price",
"moratorium", "control share acquisition", "business combination", or other similar anti-takeover statute or regulation is applicable to the Merger or the transactions contemplated thereby.

               4.2 Representations and Warranties of DEI. DEI and Merger Sub represent and warrant to STR as follows:

               (a)    Authorization of Transaction. DEI has full
corporate power and authority to execute and deliver this Agreement and each Employment Agreement being executed and delivered by DEI and, subject to obtaining the approval of its stockholders, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement and each Employment Agreement to which DEI is a party constitutes the valid and legally binding obligation of DEI
enforceable in accordance with its terms and conditions.   Except for the
filing of the Articles of Merger with the Virginia State Corporation Commission, DEI is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

               (b) Organization and Qualification. (i) DEI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. DEI is duly authorized to conduct its business and is in good standing as a foreign corporation under the laws of each jurisdiction where the failure to be so authorized and in good standing, in the aggregate for all such failures, could reasonably be expected to have a material adverse effect on the business of DEI and the DEI Subsidiaries, taken as a whole. Such jurisdictions are listed on
Schedule 4.2(b)(i). DEI has all licenses, permits, and authorizations necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it. DEI has delivered to STR correct and complete copies of the Certificate of Incorporation and Bylaws of DEI (as amended to the date hereof). DEI is not in violation of any provision of its Certificate of Incorporation or Bylaws.

                      (ii) The DEI SEC Documents set forth the name and jurisdiction of incorporation of each Person in which DEI directly or indirectly owns a 50% or greater interest in the outstanding voting securities thereof (the "DEI Subsidiaries"). DEI owns all of the issued and outstanding securities of each DEI Subsidiary free and clear of all liens, charges, encumbrances and other rights of third parties, and all such securities have been duly and validly issued and are fully paid and non-assessable. Each DEI Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective state or jurisdiction of incorporation, each has the corporate power to own or lease its properties and to carry on its business as presently conducted, and each is duly authorized to do business as a foreign corporation and is in good standing in all jurisdictions where the failure to so qualify would have a material adverse effect on the business of DEI and the DEI Subsidiaries, taken as a whole. None of the DEI Subsidiaries is in violation of any provision of its charter or bylaws. Merger Sub was formed solely for the purpose of the Merger and to engage in the transactions contemplated thereby, is 100% owned by DEI and has not done any business, incurred any liabilities or obligations or entered into any contracts other than this Agreement.

               (c) Noncontravention. Neither the execution and the delivery of this Agreement or the Employment Agreements to which it will be a party, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which DEI is subject or any provision of its Certificate of Incorporation or bylaws, (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which DEI is a party or by which it is bound or to which any of its assets is subject or (iii) result in the imposition of any Security Interest upon DEI's assets.

               (d) DEI SEC Documents; Options and Warrants. DEI has delivered to STR true and complete copies of its Form 10-K for the year ended July 31, 1997 and all other documents that DEI has filed with the SEC since such date pursuant to the Exchange Act (the "DEI SEC Documents").
Such reports are complete and correct in all material respects. The financial statements included in such Form 10-K have been prepared in accordance with GAAP and present fairly the consolidated financial condition of DEI and the DEI Subsidiaries as of such dates and the consolidated results of operations of DEI and the DEI Subsidiaries for such periods. The Financial Statements are correct and complete, to the extent required by GAAP, and are consistent with the books and records of DEI and the DEI Subsidiaries (which books and records are correct and complete). Except as set forth on Schedule 4.2(d), DEI has no outstanding subscriptions, warrants, options, rights, convertible securities or other agreements or commitments obligating DEI to issue any additional shares.

               (e) Merger Consideration. The shares of DEI Common Stock to be issued and delivered pursuant to this Agreement and the Merger are duly authorized and, when issued and delivered as contemplated herein, will be duly and validly issued, fully paid and non-assessable.

               (f)    Equity Interests. Except for the DEI Subsidiaries,
DEI does not control, directly or indirectly, or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association.

               (g) Subsequent Events. Except as set forth in the DEI SEC Documents or Schedule 4.2(g), or as otherwise contemplated by this Agreement, since July 31, 1997, neither DEI nor any DEI Subsidiary has:

                      (i) issued, sold, purchased or redeemed any shares of its capital stock; granted any stock options or made any other commitment to issue or sell shares of its capital stock; amended its Certificate of Incorporation or Bylaws; or declared, set aside or made any payment or distribution upon its capital stock;

                      (ii) incurred any liability or obligation under agreements or otherwise, except current liabilities entered into or incurred in the Ordinary Course of Business; issued any notes or other corporate debt securities; or waived any of its rights;

                      (iii) mortgaged, pledged or subjected to any lien any asset or, except in the Ordinary Course of Business, entered into any lease of real property, machinery, equipment or buildings, or sold or transferred any intangible asset;

                      (iv) effected any increases in salary, wage or other compensation of any kind, whether current or deferred, to any officer, employee, agent, broker or consultant, other than routine increases in the Ordinary Course of Business; entered into any salary, wage or other compensation agreement with a term of one year or longer with any employee or made any contribution to any trust or plan for the benefit of employees except as required by the terms thereof as now in effect;

                      (v) entered into any material transaction other than in the Ordinary Course of Business;

                      (vi) suffered any damage, destruction or loss to any of its properties or assets (whether or not covered by insurance);

                      (vii) suffered any adverse changes which in the aggregate have had or are reasonably likely to have a material adverse effect on the business, financial condition or prospects of DEI and the DEI Subsidiaries, taken as a whole; or

                      (viii) become (A) subject to any outstanding injunction, judgment, order, decree, ruling or charge or (B) a party or, to the Knowledge of DEI, is threatened to be made a party, to any action, suit, proceeding, hearing, or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction of before any arbitrator, which, with respect to (A) or (B), would be required to be disclosed in a report filed by DEI under the Exchange Act.

               (h) Undisclosed Liabilities. Neither DEI nor any DEI Subsidiary has any Liability, except for (i) Liabilities set forth in the DEI SEC Documents and (ii) Liabilities which have arisen after the date of the current period balance sheet contained in the most recent DEI SEC Document in the Ordinary Course of Business (none of which liabilities resulted from, arose out of, relate to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, violation of law or provisions in the Certificate of Incorporation or bylaws of DEI or a DEI Subsidiary providing for indemnification of directors, officers or employees).

               (i)    Legal Compliance; Licenses and Authorizations.

                      (i) DEI and the DEI Subsidiaries have complied in all material respects with all applicable laws, statutes, rules, regulations and orders of federal, state, local, and foreign governments (and all agencies thereof), including, without limitation, all Environmental, Health and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

                      (ii)  DEI and the DEI Subsidiaries hold all
licenses and other permits and authorizations necessary for the operation of the business of DEI and the DEI Subsidiaries as presently conducted and such licenses, permits and authorizations will be in full force and effect for the entire duration of their respective unexpired license terms, unimpaired by any acts or omissions of DEI or a DEI Subsidiary, except for such licenses, permits and authorizations with respect to which the failure of DEI or a DEI Subsidiary to hold such licenses, permits and authorizations would not have a material adverse effect on DEI and the DEI Subsidiaries, taken as a whole. There is not now pending or, to the Knowledge of DEI, threatened any action by the grantor of any such license, permit or authorization to revoke, cancel or refuse to renew any such license, permit or authorization.

               (j)    Tax Returns and Taxes. Except as set forth in
Schedule 4.2(j), (i) DEI and the DEI Subsidiaries have filed all federal, state, local and other Tax returns and reports which are required to be filed; (ii) DEI and the DEI Subsidiaries have paid all Taxes, interest, penalties, assessments and deficiencies due or assessed pursuant to such returns; (iii) DEI and the DEI Subsidiaries have not received any notice of assessment of additional Taxes or executed or filed with any taxing authority any agreement extending the period of assessment of any Taxes;
(iv) there are no claims, examinations, proceedings or proposed deficiencies for Taxes pending or, to the Knowledge of DEI, threatened against DEI or a DEI Subsidiary; (v) DEI and the DEI Subsidiaries are current in the payment of all withholding and other employee taxes which are due and payable; (vi) there are no Tax liens on any of the assets or properties of DEI or a DEI Subsidiary; (vii) the accruals for Taxes set forth in the current period balance sheet contained in the most recent DEI SEC Document are adequate to cover all liabilities for Taxes of DEI and the DEI Subsidiaries for all periods ending on or before the date of such statement; (viii) all Taxes for periods beginning after the date of such statement up to the date hereof and the Closing have been paid or are adequately reserved against on the books of DEI and the DEI Subsidiaries;
(ix) DEI and the DEI Subsidiaries have not been audited by the Internal Revenue Service since the fiscal 1989 Tax return, have not received any notice of an audit and have not been threatened with an audit.

               (k)    Litigation.  Except as set forth in Schedule
4.2(k), none of DEI, the DEI Subsidiaries or any director or officer of DEI or the DEI Subsidiaries is (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) a party or, to the Knowledge of DEI, threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. No director or officer of DEI or the DEI Subsidiaries has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against DEI or the DEI Subsidiaries.

               (l)    Intellectual Property. Except as set forth in
Schedule 4.2(l), DEI and the DEI Subsidiaries do not hold, own or use any domestic or foreign patents and registered trademarks, tradenames and service marks, or patent, trademark, tradename and service mark applications filed in connection with the business of DEI and the DEI Subsidiaries. Set forth on Schedule 4.2(l) is a correct and complete list of all license and other agreements allowing DEI and the DEI Subsidiaries to use intellectual property rights of third parties in the United States or foreign countries entered into by DEI and the DEI Subsidiaries or affecting the business of DEI and the DEI Subsidiaries (the "DEI License Agreements"). Except as set forth on Schedule 4.2(l), (y) DEI and the DEI Subsidiaries have and own all right, title and interest in and to all of the Intellectual Property Rights (including the exclusive right to use, sell, license or dispose of such rights and to bring actions for infringement thereof) which are required or necessary for DEI and the DEI Subsidiaries to conduct their business in the normal course in accordance with past practice, free and clear of any claims, liens, licenses or encumbrances and (z) no Person has a right to receive a royalty or similar payment in respect of any of the Intellectual Property Rights. Except as set forth on Schedule 4.2(l), DEI and the DEI Subsidiaries have no Knowledge of and have not received any notice of any infringements of, or claims or assertions of infringement of, any of the Intellectual Property Rights, and DEI and the DEI Subsidiaries have not taken or omitted to take any action which would have the effect of waiving any of its rights relating to any of the Intellectual Property Rights.
There have been no claims and, to the Knowledge of DEI, there is no basis for any claim challenging the scope, validity or enforceability of any of the Intellectual Property Rights which are material to the conduct of the business of DEI and the DEI Subsidiaries. The manufacture, sale or use of any products now or heretofore manufactured or sold by DEI and the DEI Subsidiaries did not and does not infringe (nor has any claim been made that any such action infringes) the intellectual property rights of others. Each of the DEI License Agreements is in full force and effect and there has occurred no default which is continuing in respect of any DEI License Agreement.

               (m) Tangible Assets. DEI and the DEI Subsidiaries own or lease all buildings, machinery, equipment, and other tangible assets used in the conduct of their business as presently conducted, free and clear of all liens and encumbrances except as set forth on Schedule 4.2(m). Each such tangible asset is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

               (n) Contracts. All material contracts which are required to be attached to or incorporated by reference in the DEI SEC Documents have been so attached or incorporated. With respect to each such contract filed with or incorporated by reference into a DEI SEC Document:
(A) the contract is legal, valid, binding and enforceable; (B) the contract will continue to be legal, valid, binding and enforceable on identical terms following the consummation of the transactions contemplated by this Agreement; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time could constitute a breach or default, or permit termination, modification, or acceleration, under the contract and
(D) no party has repudiated any provision of the contract. Except as set forth in Schedule 4.2(n), none of such contracts requires the consent of any party to the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

               (o)    Notes and Accounts Receivable.   All notes and
accounts receivable of DEI and the DEI Subsidiaries are reflected properly on its books and records, are subject to no known setoffs or counterclaims, are current and collectible, subject only to the reserve for bad debts set forth on the face of the audited balance sheet (rather than in any notes thereto) filed as part of the DEI SEC Documents (the "DEI Balance Sheet") as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of DEI and the DEI Subsidiaries.

               (p) Inventories. (i) All inventory of DEI and the DEI Subsidiaries, including, without limitation, raw materials, work in process, finished goods, returned products, goods in transit and all other materials used or consumed in their business and reflected on the DEI Balance Sheet:
(A) was acquired and has been maintained in the Ordinary Course of Business;
(B) is of good and merchantable quality; (C) consists substantially of a quality, quantity and condition usable, leasable or saleable in the Ordinary Course of Business; (D) is valued (after taking into account the reserve set forth on the DEI Balance Sheet) at reasonable amounts based on the Ordinary Course of Business during the past six months; and (E) is not subject to any write-down or write-off in excess of the reserve set forth on DEI Balance Sheet. (ii) DEI and the DEI Subsidiaries are not under any Liability or obligation with respect to the return of inventory in the possession of wholesalers, retailers or other customers. (iii) All inventory has been valued on the DEI Balance Sheet and on DEI's records and books of account at the lower of cost (determined on a first in, first out basis) or market value (after taking into account the reserve set forth on the DEI Balance Sheet). (iv) Obsolete inventory and inventory of below-standard quality has been written down to amounts not in excess of realizable market value (after taking into account the reserve set forth on the DEI Balance Sheet). (v) All of the work-in-process, raw materials and supplies inventory can be used or consumed in the Ordinary Course of Business and are not in amounts in excess of normal requirements. (vi) Since the date of the DEI Balance Sheet, there has been no change in the amount of inventory except changes as a result of the purchase and sale of, or adjustment to, inventory in the Ordinary Course of Business, including, but not limited to, established seasonal patterns.

               (q) Insurance. Set forth on Schedule 4.2(q) is a complete and correct list of all policies of insurance of DEI and the DEI Subsidiaries, indicating for each policy the carrier, risks insured against, coverage limits, deductible amounts, premium rate, expiration date, all outstanding claims thereunder and whether the terms of such policy provide for retrospective premium adjustments. All such policies are outstanding and in full force and effect.

               (r)    [reserved]

               (s) Payments. Neither DEI nor any DEI Subsidiary has directly or indirectly, nor has any agent, representative or employee of any of them, directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the operations of DEI and the DEI Subsidiaries and which is, or may be with the passage of time or discovery, illegal under any federal, state or local law (including, without limitation, the U.S. Foreign Corrupt Practices Act) or any other country having jurisdiction. Neither DEI nor any DEI Subsidiary has participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers and DEI and the DEI Subsidiaries have at all times done business in an open and ethical manner.

               (t)    Employee Benefits.

                      (i) Schedule 4.2(t) to this Agreement lists each Employee Benefit Plan that DEI or a DEI Subsidiary maintains or to which it contributes.

                              (A)     Each such Employee Benefit Plan
(and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with its underlying documents, the applicable requirements of ERISA, the Code, and other applicable laws.

                              (B)     All applicable disclosure and
filing requirements have been timely satisfied in all material respects with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                              (C)     All premiums or other payments for
all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                              (D)     With respect to each such Employee
Benefit Plan, DEI has delivered to STR correct and complete copies of the plan documents and summary plan descriptions, the most recent Form 5500 Annual Report, if applicable, and all related insurance contracts, or trust or other funding agreements which, if applicable, implement each such Employee Benefit Plan.

                      (ii)    DEI and the DEI Subsidiaries do not
contribute to, have never contributed to, nor have ever been required to contribute to any Multiemployer Plan, and have no Liability (including withdrawal Liability) under any Multiemployer Plan.

                      (iii)   DEI and the DEI Subsidiaries do not
maintain, have never maintained, do not contribute, have never contributed, nor have ever been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

                      (iv)    There is no litigation, disputed claim
(other than routine claims for benefits), governmental proceeding, audit, inquiry or investigation pending or, to the Knowledge of DEI, threatened with respect to any such Employee Benefit Plan, its related assets or trusts, or any fiduciary, administrator or sponsor of such Employee Benefit Plan.

                      (v) Except as disclosed in Schedule 4.2(t), with respect to each Employee Pension Benefit Plan:

                              (A)     each such plan which is intended to
qualify as a tax-qualified retirement plan under Code Section 401(a) has received a favorable determination letter(s) from the Internal Revenue Service (copies of which have been delivered to STR) as to qualification of such plan covering the period from its adoption through the Closing Date; all amendments required to maintain such qualification have been timely adopted; nothing has occurred, whether by action or failure to act, which has resulted in or could cause the loss of such qualification (whether or not eligible for review under the Internal Revenue Service's Closing Agreement Program, Voluntary Compliance Resolution program or any similar governmental agency program); and each trust thereunder is exempt from tax pursuant to Code Section 501(a);

                              (B)     no event has occurred and no
condition exists relating to any such plan that would subject STR or DEI to any tax under Code Sections 4972 or 4979, or to any Liability under ERISA
Section 502; and

                              (C)     neither any such plan nor any other
Person has engaged in a "prohibited transaction" (as defined in ERISA
Section 406 or Code Section 4975) with respect to such Plan, for which no individual or class exemption exists.

               (u) Insider Interests. No officer or director of DEI or any DEI Subsidiary, nor any shareholder of DEI, has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of DEI and the DEI Subsidiaries, and no such person has any business relationship with DEI or any DEI Subsidiary, except as an officer, employee, director or shareholder thereof.

               (v) Brokers' Fees. Except as set forth in Schedule 4.2(v), DEI and the DEI Subsidiaries have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

               (w) Form S-4 Registration Statement. None of the information supplied or to be supplied by DEI for inclusion or incorporation by reference in the Form S-4 registration statement (including the joint proxy statement contained therein) to be filed with the SEC pursuant to
Section 5.10 hereof will, on the date the joint proxy statement (including any amendment or supplement thereto) is first mailed to stockholders and at the time of the meeting of STR's stockholders and the time of the meeting of DEI's stockholders to approve this Agreement, or, in the case of the Form S-4 registration statement, at the time it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

               (x)    Anti-Takeover Statutes.  No "fair price",
"moratorium", "control share acquisition", "business combination", or other similar anti-takeover statute or regulation is applicable to the Merger or the transactions contemplated thereby.

5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

       5.1 General. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

       5.2 Stockholder Meetings. As soon as practicable following the date hereof, each of DEI and STR, acting through its Board of Directors, will take all action necessary in accordance with its Certificate of Incorporation and Bylaws and applicable law to duly call, give notice of, convene and hold a special meeting of its stockholders for the purpose of voting, in the case of STR, upon the approval of this Agreement and the transactions contemplated hereby and, in the case of DEI, upon the approval of the DEI Amended Certificate (in the form attached hereto as Exhibit 5.2, which increases the number of authorized DEI Shares to 5,000,000 and changes DEI's name to "Sensys Technologies Inc.") and an amendment to the DEI Long-Term Incentive Plan increasing the number of shares available thereunder to 400,000. Subject to the fiduciary duties of DEI's Board of Directors and STR's Board of Directors under applicable law (as determined following consultation with counsel) and the next succeeding sentence, the Board of Directors of each of DEI and STR shall recommend and declare advisable such approval and use its best efforts to solicit votes in favor of the matters set forth above. The Board of Directors of each of DEI or STR, as the case may be, may at any time prior to the Effective Time withdraw, modify, or change any recommendation and declaration regarding this Agreement and the Merger (in the case of STR) or the approval of the DEI Amended Certificate and the amendment to the DEI Long-Term Incentive Plan (in the case of DEI), or recommend and declare advisable any other offer or proposal, if (i) such Board of Directors determines that the failure to so withdraw, modify, or change its recommendation and declaration would cause the Board of Directors to breach its fiduciary duties to DEI's or STR's stockholders, as the case may be, under applicable law as advised in writing by counsel, or (ii) another Person or group makes a Higher Offer that the Board of Directors reasonably believes, in the good faith exercise of its business judgment, is likely to lead to consummation of an agreement to acquire all of the stock of DEI or STR, as the case may be, and, notwithstanding anything contained in this Agreement to the contrary, any such withdrawal, modification, or change of recommendation shall not constitute a breach of this Agreement by DEI or STR, as the case may be; provided that neither Board of Directors may withdraw, modify or change its recommendation or declaration with respect to this Agreement or the Merger because of the trading price of DEI Shares between the date hereof and the date of the applicable stockholder meeting.

       5.3 Notices and Consents. DEI and STR will give any notices to third parties, and use their best efforts to obtain any third-party authorizations, consents, or approvals required in order to consummate the transactions contemplated by this Agreement.

       5.4 Operation of Business. From the date of this Agreement until the Effective Time, STR and DEI will each operate its business in the Ordinary Course of Business. STR and DEI will each use its best efforts to preserve intact its present business organization, maintain in effect all material licenses, permits and approvals of governmental authorities necessary for the conduct of its present business and maintain its present operations, physical facilities, working conditions and relationships with lessors, suppliers, customers, clients and employees. Each of STR and DEI agree not to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business without the prior written consent of DEI (in the case of STR) or STR (in the case of DEI). Without limiting the generality of the foregoing and except as otherwise specifically provided in this Agreement, from the date of this Agreement until the Effective Time, each of STR and DEI will not, without the prior written consent of the other Party:

               (a) amend its Articles of Incorporation or Certificate of Incorporation, as the case may be, or its Bylaws;

               (b) pay or declare any cash dividend, or other dividend or distribution with respect to its capital stock;

               (c) issue, transfer, sell or deliver, or commit to issue, transfer, sell or deliver, any shares of its capital stock (or any options, warrants or any rights thereto including, without limitation, any securities convertible into or exchangeable, with or without additional consideration, for such capital stock) except pursuant to the exercise of stock options or warrants existing on the date of this Agreement or under the conditions set forth in Schedule 5.4(c);

               (d) increase or reduce the number of shares of its capital stock by split-up, reverse split, reclassification or distribution of stock dividends;

               (e) purchase or otherwise acquire for any consideration any outstanding shares of its capital stock or securities carrying the right to acquire, or convertible into or exchangeable for such stock, with or without additional consideration;

               (f) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any business of any corporation, partnership, association or other business organization or division thereof, or make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other individual, partnership, firm or corporation;

               (g) incur additional indebtedness for borrowed money except pursuant to existing lines of credit;

               (h) adopt or materially modify any bonus, pension, profit-sharing or other compensation plan or enter into any contract of employment with any employee which is not terminable at will without cost or other liability;

               (i) adopt, enter into or amend in any material respect any collective bargaining, employment, severance or termination agreement or arrangement with any person or make any change in its key management structure, including, but not limited to, the hiring of additional employees or the termination of existing employees;

               (j) discharge or satisfy any lien or encumbrance or pay any obligation or liability (whether accrued, absolute, contingent or otherwise), except current liabilities incurred in the Ordinary Course of Business;

               (k) mortgage, pledge or subject to lien, charge, security interest or any other encumbrance any of its assets or property;

               (l) transfer or lease any of its assets or property except in the Ordinary Course of Business except as set forth in Schedule 5.4(l);

               (m) cancel or compromise any debt or claim other than in the Ordinary Course of Business in an aggregate amount in excess of $10,000;

               (n) waive or release any rights, or settle any claim, in an aggregate amount which is in excess of $10,000;

               (o) transfer or grant any rights under any leases, licenses or other agreements, other than in the Ordinary Course of Business;

               (p) make or grant any general or individual wage or salary increase to any of its officers;

               (q) fail to pay or discharge its accounts payable, debts or liabilities when due;

               (r) suffer any material adverse change in its financial condition, properties or business;

               (s) except in the Ordinary Course of Business, make or enter into any contract, commitment or transaction which involves an expenditure in excess of $10,000, or renew, extend, amend or modify any contract, commitment or transaction involving in excess of $10,000;

               (t) enter into or amend any contract, agreement or other transaction with any of its officers, directors or shareholders, or any affiliate of such an officer, director or shareholder, on terms that are less favorable than could be obtained from an unrelated third party on an arm's length basis.

       5.5 Full Access to and Provision of Information. Each of STR and DEI will permit the other Party and its designees to have access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to it and will deliver such other documentation and information which is reasonably requested in accordance with that certain Non-Disclosure Agreement, dated as of October 28, 1996, between DEI and STR.

       5.6 Notice of Developments. Upon becoming aware of such facts or circumstances, each Party will give prompt written notice to the other Party of (a) the occurrence or failure to occur of any event the effect of which is that any representation and warranty made by such Party herein is untrue and (b) the receipt of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement. To the extent such facts or circumstances would cause a Schedule to this Agreement to become incorrect or incomplete, such Schedule shall be amended and delivered promptly to the other Party (and, in any event, prior to the Closing). No disclosure by any Party pursuant to this Section 5.6, however, will be deemed to amend or supplement this Agreement or the Schedules (except to increase the number of STR Shares outstanding as stated in Section 4.1(d) and to disclose the sale of STR Shares in Schedule 4.1(g), in each case to the extent STR Shares are sold under the conditions set forth in Schedule 5.4(c)), or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant, unless such misrepresentation or breach is waived in accordance with Section 11.10; provided, however, that if the Effective Time occurs notwithstanding such disclosure, the representations and warranties contained in this Agreement shall be deemed amended to include such disclosure and such misrepresentation or breach shall be deemed waived.

       5.7 Exclusivity. (a) Neither DEI nor any of the DEI Subsidiaries nor any of their respective officers and directors shall, and DEI and the DEI Subsidiaries will use their best efforts to cause their employees, agents, and representatives (including, without limitation, any investment banker, attorney or accountant retained by DEI) not to, initiate, solicit, encourage or take any other action to facilitate, directly or indirectly, any inquiries or the making of any proposal with respect to a merger, consolidation, share exchange or similar transaction or series of transactions involving DEI or any of DEI Subsidiary, or any purchase of all or any significant portion of the assets of DEI (other than DEI's real estate) or any equity interest in DEI other than the transactions contemplated hereby (an "Acquisition Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal; provided, however, that the Board of Directors on behalf of DEI may furnish or cause to be furnished information and may participate in such discussions and negotiations through its representatives with persons who have sought the same if (i) the failure to provide such information or participate in such negotiations and discussions would cause the members of the Board of Directors to breach its fiduciary duties to DEI's stockholders under applicable law as advised in writing by counsel or (ii) another Person or group makes a bona fide offer or proposal with respect to all DEI Shares which, based upon the identity of the Person making it and the terms thereof, the Board of Directors believes, in the good faith exercise of its business judgment, could reasonably be expected to lead to a transaction involving all DEI Shares more favorable to DEI's stockholders from a financial point of view than the transaction contemplated hereby; provided, however, that such Person must have required, as a condition to his or its highest offer or proposal (or to the making thereof), that DEI terminate this Agreement (in either case, a "Higher Offer"). DEI will notify STR immediately, orally and in writing, if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with DEI and will keep STR informed, on a current basis, of the status and terms of any such proposals and status of any such negotiations or discussions. The provisions of this Section 5.7(a) shall not prohibit DEI from taking any position with respect to an Acquisition Proposal pursuant to Rules 14d-9 and 14e-2 under the Exchange Act.

               (b) Neither STR nor any of its officers and directors shall, and STR will use its best efforts to cause its employees, agents, and representatives (including, without limitation, any investment banker, attorney or accountant retained by STR) not to, initiate, solicit, encourage or take any other action to facilitate, directly or indirectly, any inquiries or the making of any Acquisition Proposal, or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal; provided, however, that the Board of Directors on behalf of STR may furnish or cause to be furnished information and may participate in such discussions and negotiations through its representatives with persons who have sought the same if (i) the failure to provide such information or participate in such negotiations and discussions would cause the members of the Board of Directors to breach its fiduciary duties to STR's stockholders under applicable law as advised in writing by counsel or (ii) another Person or group makes a bona fide offer or proposal with respect to all STR Shares which, based upon the identity of the Person making it and the terms thereof, the Board of Directors believes, in the good faith exercise of its business judgment, could reasonably be expected to lead to a transaction involving all STR Shares more favorable to STR's stockholders from a financial point of view than the transaction contemplated hereby; provided, however, that such Person must have required, as a condition to his or its Highest Offer (or to the making thereof), that STR terminate this Agreement. STR will notify DEI immediately, orally and in writing, if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with STR and will keep DEI informed, on a current basis, of the status and terms of any such proposals and status of any such negotiations or discussions.

       5.8 WARN Act. STR agrees that, if requested by DEI, it shall, on behalf of DEI, issue such notices as are required under the Worker Adjustment and Retraining Notification Act of 1988 or any similarly applicable state or local law. No such notices shall be given without the prior approval of DEI.

       5.9     Press Releases and Public Announcements.  Neither DEI nor
STR will issue any press release or make any public announcement relating to the subject matter of this Agreement or any Employment Agreement without the prior written approval of the other party, which approval shall not be unreasonably withheld.

       5.10 Registration Statement. DEI and STR will, as promptly as practicable, prepare and DEI will file with the SEC a Form S-4 registration statement containing a joint proxy statement/prospectus and forms of proxy in connection with the vote of DEI's and STR's stockholders with respect to the Merger and the issuance of the DEI Shares pursuant to the Merger. DEI and STR will, and will cause their accountants and lawyers to, use their best efforts to have or cause the Form S-4 registration statement to be declared effective as promptly as practicable, including, without limitation, causing their accountants to deliver necessary or required instruments such as opinions and certificates, and will take any other action required or necessary to be taken under federal or state securities laws or otherwise in connection with the registration process. DEI and STR will use their respective best efforts to cause the joint proxy statement included as part of the Form S-4 registration statement to be mailed or delivered to stockholders of DEI and STR at the earliest practicable date and will coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings as soon as practicable after the date hereof.

       5.11 Affiliates of the Company and Parent. Prior to the Effective Time, DEI and STR (each of which is referred to in this Section as a "Subject Company") shall deliver to each other a list identifying all persons who, at the time this Agreement is submitted for approval to the stockholders of the Subject Company, may be deemed to be Affiliates of the Subject Company. STR shall use its best efforts to cause each person who is identified as an Affiliate in the list furnished pursuant to this Section
5.11 to deliver to DEI, on or prior to the Effective Time, a written agreement, in the form to be approved by the parties hereto, that such Affiliate will not sell, pledge, transfer or otherwise dispose of any DEI Shares issued to such Affiliate pursuant to the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act.

       5.12. Representations and Warranties. Except as otherwise expressly provided by this Agreement, neither STR nor DEI or Merger Sub will take any action that would cause any of the representations and warranties set forth in Sections 4.1 or 4.2, as the case may be, not to be true and correct in all material respects at and as of the Effective Time; provided, that STR shall not be prohibited from selling STR Shares under the conditions set forth in Schedule 5.4(c).

       5.13 Board of Directors of DEI. Effective at the Effective Time and conditional upon the consummation of the Merger, William Panschar and Charles Stanich shall have submitted their resignations as DEI Directors to the DEI Board of Directors, DEI's Board of Directors shall have resolved to increase the number of directors on the DEI Board of Directors to seven and DEI's Board of Directors shall have appointed S. R. Perrino, S. K. Rockwell, James Busey and Dr. Chuck Bernard to fill the resulting vacancies.

       5.14 Amended and Restated Certificate of Incorporation of DEI. If duly approved by DEI's stockholders as contemplated by Section 5.2, DEI shall, immediately prior to the Effective Time, execute and file the DEI Amended Certificate with the Delaware Secretary of State.

6. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing:

       6.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or any Employment Agreement, each of the Parties will, to the extent permitted by law, take such further action (including the execution and delivery of such further instruments and documents and obtaining such further consents) as any other Party may request, all at the sole cost and expense of the requesting Party. STR acknowledges and agrees that from and after the Closing, DEI will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data in STR's possession of any sort relating to STR.

       6.2 Employee Benefit Plans. DEI shall maintain or cause to be maintained after the Closing all of the Employee Benefit Plans of STR and DEI until such time as it has determined that termination of any such Employee Benefit Plan is in DEI's best interest.

7.     CONDITIONS TO OBLIGATIONS TO CLOSE THE MERGER.

       7.1 Conditions to Obligation of DEI and Merger Sub. The obligation of DEI and Merger Sub to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction or waiver of the following conditions prior to the Effective Time:

               (a)    The representations and warranties set forth in
Section 4.1 shall be true and correct at and as of the Closing Date.


               (b) STR shall have performed and complied with all of its covenants under this Agreement in all material respects through the Closing.

               (c) This Agreement and the Merger shall have been duly approved by the holders of the requisite number of the STR Shares in accordance with applicable law and STR's Articles of Incorporation and Bylaws, and the DEI Amended Certificate shall have been duly approved by the holders of the requisite number of the DEI Shares in accordance with applicable law and DEI's Certificate of Incorporation and Bylaws.

               (d)    There shall be no more than 35,000 Dissenters'
Shares for which written demand for payment has been made in accordance with the VSCA.

               (e) STR and DEI shall each have procured all of the third party consents required in order for it to consummate the transactions contemplated by this Agreement.

               (f) All required governmental and regulatory approvals for the Merger, including any approvals required under federal or state securities laws, shall have been received.

               (g) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions as set forth in this Agreement to be rescinded following consummation, (iii) affect adversely the right of STR to own its assets and to operate its business as it currently operates, or (iv) if determined adversely to STR or any director, officer, employee or agent of STR, have a material adverse effect on the business, financial condition or prospects of STR and no such injunction, judgment, order, decree, ruling, or charge described in (i),
(ii), (iii) or (iv) shall be in effect.

               (h) All actions to be taken by STR in connection with the consummation of the Merger and all certificates, opinions, instruments, and other documents delivered at the Closing or required to effect the Merger shall be satisfactory in form and substance to DEI and its counsel.

               (i) STR shall have made, or caused to be made, all of the deliveries required by Section 8.2(b).

               (j) There shall not have occurred since the date hereof any event which has had or with the passage of time, is reasonably likely to have a material adverse effect on the condition (financial or otherwise), assets, liabilities, results of operations or prospects of STR.

               (k) The Form S-4 registration statement containing the joint proxy statement to be used at the DEI and STR stockholder meetings at which approval of the Merger is considered shall have become effective, no stop order suspending the effectiveness of the Form S-4 registration statement shall have been issued and no proceedings for such purpose shall have been initiated and be continuing or threatened by the SEC. DEI shall have received all state securities laws or "blue sky" permits and authorizations necessary to issue DEI Shares pursuant to the Merger as contemplated by this Agreement.

               (l) Each Affiliate of STR shall have executed and delivered to DEI the letters contemplated by Section 5.11, together with such other documents and instruments as DEI may reasonably request related to compliance with the Securities Act.

       7.2 Conditions to Obligation of STR to Close the Merger. The obligation of STR to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions:

               (a)    The representations and warranties set forth in
Section 4.2 shall be true and correct at and as of the Closing Date.

               (b) DEI and Merger Sub shall have performed and complied with all of their covenants under this Agreement in all material respects through the Closing.

               (c) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such injunction, judgment, order, decree, ruling, or charge described in
(i) and (ii) shall be in effect.

               (d) DEI and Merger Sub shall have made, or caused to be made, all of the deliveries required by Section 8.2(a).

               (e) This Agreement and the Merger shall have been duly approved by the holders of the requisite number of the STR Shares in accordance with applicable law and STR's Articles of Incorporation and Bylaws, and the DEI Amended Certificate shall have been duly approved by the holders of the requisite number of the DEI Shares in accordance with applicable law and DEI's Certificate of Incorporation and Bylaws.

               (f) All required governmental and regulatory approvals for the Merger, including any approvals required under federal or state securities laws, shall have been received.

               (g) All actions to be taken by DEI and Merger Sub in connection with the consummation of the Merger and all certificates, opinions, instruments, and other documents delivered at the Closing or required to effect the Merger shall be satisfactory in form and substance to STR and its counsel.

               (h) There shall not have occurred since the date hereof any event which has had or with the passage of time, is reasonably likely to have a material adverse effect on the condition (financial or otherwise), assets, liabilities, results of operations or prospects of DEI and the DEI Subsidiaries, taken as a whole.

               (i) The Form S-4 registration statement containing the joint proxy statement to be used at the DEI and STR stockholder meetings at which approval of the Merger is considered shall have become effective, no stop order suspending the effectiveness of the Form S-4 registration statement shall have been issued and no proceedings for such purpose shall have been initiated and be continuing or threatened by the SEC. DEI shall have received all state securities laws or "blue sky" permits and authorizations necessary to issue DEI Shares pursuant to the Merger as contemplated by this Agreement.

8.     CLOSING.

       8.1 Time and Place. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at such location, on such date and at such time as the Parties mutually agree at the earliest practicable time after the satisfaction or waiver of all conditions to the Merger set forth in
Article 7 hereof (the "Closing Date").

       8.2     Deliveries at the Closing.

               (a) At the Closing, DEI will deliver or cause to be delivered to STR the following:

                      (i) A certificate of DEI, dated the Closing Date, signed by the President and the Treasurer of DEI, to the effect that the conditions of Section 7.2 have been fulfilled;

                      (ii) The written opinion of Dykema Gossett PLLC, counsel to DEI, dated the Closing Date, in the form attached as Exhibit 8.2(a)(ii);

                      (iii) Employment Agreements executed by DEI, Mr. Thomas Ory and Mr. Charles Stanich; and

                      (iv)    The Articles of Merger executed by Merger
Sub.

               (b) At the Closing, STR will deliver or cause to be delivered to DEI the following:

                      (i) A certificate of STR, dated the Closing Date, signed by the President and the Treasurer of STR, to the effect that the conditions of Section 7.1 have been fulfilled;

                      (ii) The opinion of Michaels, Wishner & Bonner, P.C., counsel to STR, dated the Closing Date, in the form attached as
Exhibit 8.2(b)(ii);

                      (iii)   The Articles of Merger executed by STR; and

                      (iv)    Such other information, documents or
instruments from STR as DEI may reasonably request for the purpose of effectuating the transactions contemplated by the Agreement.

9.     TERMINATION.

       9.1 Termination. Notwithstanding the adoption of this Agreement by DEI, Merger Sub and STR, this Agreement may be terminated, and the Merger abandoned, at any time before the Effective Time in any of the following ways:

               (a)    by the mutual written agreement of the Parties;

               (b)    by DEI if (i) any of the conditions set forth in
Section 7.1 have not been satisfied at Closing and have not been waived by DEI, (ii) STR shall have failed to comply in any material respect with any of the covenants, conditions or agreements contained in this Agreement to be complied with or performed by STR at or prior to such date of termination and which failure to comply has not been cured within five business days following receipt by STR of written notice of such failure to comply, (iii) any representation or warranty of STR contained in this Agreement shall not be true in all material respects when made or on and as of the Effective Time as if made on and as of the Effective Time, (iv) the STR Board of Directors withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to DEI or shall have resolved to do any of the foregoing, (v) the STR Board of Directors shall have recommended to the stockholders of STR any Acquisition Proposal or resolved to do so, or (vi) DEI enters into a definitive agreement accepting a Higher Offer;

               (c)    by STR if (i) any of the conditions set forth in
Section 7.2 have not been satisfied at Closing and have not been waived by STR, (ii) DEI shall have failed to comply in any material respect with any of the covenants, conditions or agreements contained in this Agreement to be complied with or performed by DEI at or prior to such date of termination and which failure to comply has not been cured within five business days following receipt by DEI of written notice of such failure to comply, (iii) any representation or warranty of DEI contained in this Agreement shall not be true in all material respects when made or on and as of the Effective Time as if made on and as of the Effective Time, (iv) the DEI Board of Directors withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to STR or shall have resolved to do any of the foregoing, (v) the DEI Board of Directors shall have recommended to the stockholders of DEI any Acquisition Proposal or resolved to do so, or (vi) STR enters into a definitive agreement accepting a Higher Offer; or

               (d) by STR or DEI if the Closing Date does not occur on or before May 31, 1998; provided, that the right to terminate this Agreement under this paragraph (d) shall not be available to any Party whose failure to fulfill any obligations under this Agreement has been the cause of or resulted in the failure of the consummation of the Merger to occur on or before such date.

A Party desiring to terminate this Agreement must give written notice of such termination to the other Parties, specifying the paragraph of this
Section 9.1 pursuant to which such termination is made and the reason(s) therefor.

       9.2 Effect of Termination. In the event this Agreement is terminated and the Merger abandoned (a) pursuant to Section 9.1(b)(v) or
Section 9.1(c)(vi), or (b) as a result of the failure of STR's stockholders to approve the Merger, DEI shall be entitled to receive from STR all costs and out-of-pocket expenses (including reasonable attorneys', accountants and investment banking fees and expenses related to the Merger and any related financing) which DEI may have incurred in connection with the negotiation and preparation of this Agreement and related documentation, due diligence investigations undertaken with respect to STR and DEI, and the preparation, filing, printing and mailing of the Form S-4 registration statement and the joint proxy statement included therein and the response to SEC comments thereon. In the event this Agreement is terminated and the Merger abandoned
(x) pursuant to Section 9.1(c)(v) or Section 9.1(b)(vi), or (y) as a result of the failure of DEI's stockholders to approve the Merger, STR shall be entitled to receive from DEI all costs and out-of-pocket expenses (including reasonable attorneys', accountants and investment banking fees and expenses related to the Merger and any related financing) which STR may have incurred in connection with the negotiation and preparation of this Agreement and related documentation, due diligence investigations undertaken with respect to STR and DEI, and the preparation, filing, printing and mailing of the Form S-4 registration statement and the joint proxy statement included therein and the response to SEC comments thereon. Upon termination of this Agreement (and the Merger) pursuant to Section 9.1 for any other reason, each Party will be responsible for its out-of-pocket expenses (including professional fees and expenses) and the cost of printing the Form S-4 Registration Statement and the related joint proxy statement shall be borne equally by DEI and STR.

10.    SURVIVAL OF REPRESENTATIONS.

       10.1 No Survival of Representations and Warranties. The representations and warranties contained in this Agreement and in any certificate furnished or to be furnished pursuant hereto shall not survive the Closing Date.

11.    MISCELLANEOUS.

       11.1 Complete Agreement; Amendment. This Agreement and the Employment Agreements, including the Exhibits, the Schedules and other writings referred to in or delivered pursuant to or simultaneously with this Agreement, contain the entire understanding of the Parties with respect to the transactions contemplated by this Agreement. No representation, inducement, agreement, promise or understanding altering, modifying, taking from or adding to the terms and conditions hereof will have any force and effect unless the same is in writing and validly executed by the Parties hereto.

       11.2 Notices. All notices or other communications required or permitted hereunder will be in writing and will be deemed to have been duly given if sent by registered or certified mail, postage prepaid and return receipt requested, addressed as follows:

               (a)    if to DEI or Merger Sub, to:

                      Mr. Thomas R. Ory, President
                      Daedalus Enterprises, Inc.
                      300 Parkland Plaza
                      Ann Arbor, Michigan  48106

               with a copy to:

                      Mark A. Metz, Esq.
                      Dykema Gossett PLLC
                      400 Renaissance Center
                      Detroit, Michigan  48243


               (b)    If to STR, to:

                      S. R. Perrino, President
                      S. T. Research Corporation
                      8419 Terminal Road
                      Newington, Virginia 22122

               with a copy to:

                      Mark Wishner, Esq.
                      Michaels, Wishner & Bonner, P.C.
                      Suite 900
                      1140 Connecticut Avenue
                      Washington, D.C. 20036

or to such other address as will be furnished in writing by any Party, and any such notice or communication will be deemed to have been given as of the date so mailed. Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

       11.3 Expenses. Accept as otherwise provided in this Agreement, each Party will be responsible for the payment of the fees and expenses which he or it incurs for counsel, accountants, brokers and otherwise in connection with this Agreement.

       11.4 Assignment. This Agreement will be binding upon and inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and assigns, provided that neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned by STR without the prior written consent of DEI; and further provided, that DEI may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of DEI.

       11.5 Counterparts. This Agreement may be executed in counterparts, all of which together will be deemed an original of this Agreement.

       11.6 Governing Law. This Agreement will be governed by the laws of the State of Delaware without regard to its rules regarding choice of law.

       11.7 Interpretation. The titles of the Sections have been inserted as a matter of convenience and reference only and will not control or affect the meaning or construction of this Agreement. References to Sections refer to Sections of this Agreement unless otherwise stated. Words such as "herein", "hereof", "hereby" and "hereunder", and words of similar import, unless the context requires otherwise, refer to this Agreement. As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

       11.8 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. References to this Agreement herein shall be construed as references to the Agreement with all Exhibits and Schedules.

       11.9 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.


       11.10 Waivers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Any waiver of any obligation contained in this Agreement is freely, knowingly and voluntarily given by each Party, without any duress or coercion, after each Party has had opportunity to consult with its counsel and has carefully and completely read all of the terms and provisions of this Agreement. No Party will be deemed to have made any waiver unless it has been made in writing and signed by the Party to be charged with having made such waiver.

       IN WITNESS WHEREOF, the duly authorized officers of DEI and STR have hereunto set their hands and delivered this Agreement as of the date and year first above written.


DAEDALUS ENTERPRISES, INC.               S. T. RESEARCH CORPORATION


By:  /s/ Thomas R. Ory                   By: /s/ S. R. Perrino
     Thomas R. Ory                           S. R. Perrino
Its: President                           Its:  President


DEI MERGER SUB, INC.

By:  /s/ Thomas R. Ory
     Thomas R. Ory
Its:  President


Schedules to the Agreement:

       4.1(b)(i)      Organization, qualification and corporation power
       4.1(b)(ii)     Subsidiaries and former subsidiaries
       4.1(d)         Capitalization
       4.1(e)         Equity interests
       4.1(f)         STR Financial Statements
       4.1(g)         Subsequent Events
       4.1(k)         Litigation
       4.1(l)         Intellectual property
       4.1(m)         Exceptions to tangible assets owned
       4.1(n)         Contracts
       4.1(o)         Setoffs and Counterclaims
       4.1(q)         Insurance
       4.1(t)         Employee benefits
       4.1(u)         Insider interests

       4.2(b)(i)      List of jurisdictions in which DEI is qualified as
                      a foreign corporation
       4.2(d)         Options and Warrants
       4.2(g)         Subsequent Events
       4.2(j)         Taxes
       4.2(k)         Litigation
       4.2(l)         Intellectual property
       4.2(m)         Exceptions to tangible assets owned
       4.2(n)         Contracts
       4.2(q)         Insurance
       4.2(t)         Employee benefits
       4.2(v)         Broker fees

       5.4(c)         Sales
       5.4(l)         Asset transfer

Exhibits to the Agreement:

       5.2            Form of DEI Amended Certificate
       8.2(a)(ii)     Form of Opinion of Dykema Gossett PLLC
       8.2(a)(iii)    Form of Employment Agreement
       8.2(b)(ii)     Form of Opinion of Michaels, Wishner & Bonner, P.C.